Exhibit 10.2

Fair value per share on Grant Date 07/31/14 - $13.095
THE RESTRICTED SHARES AWARDED UNDER THIS RESTRICTED STOCK AWARD AGREEMENT
ARE SUBJECT TO A SUBSTANTIAL RISK OF FORFEITURE UNTIL VESTED.
LMI AEROSPACE, INC.
RESTRICTED STOCK AWARD AGREEMENT

TO:	Joseph DeMartino:

For the purposes set forth in, but not pursuant to, the LMI Aerospace, Inc. ("Company") 2005 Long-Term Incentive Plan, as the same may be amended from time to time (the "Plan"), you have been awarded by the Committee four thousand five hundred and eighty two (4,582) shares of the common stock of the Company, $0.02 par value per share (the "Restricted Shares"), which award (the "Award") is subject to and conditioned upon your acceptance of this Restricted Stock Award Agreement (the "Agreement"). The Award is being granted to you as an inducement material to your entering into employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4).

The Award is subject to the terms of this Agreement, and the terms governing Restricted Stock provided in the Plan as if the Award was granted as Restricted Stock pursuant to the Plan (the “Plan Terms”); provided, however, that for purposes of clarification, the Award is not granted pursuant to the Plan and the issuance of the Restricted Shares shall not count against any Shares available for issuance under the Plan. The Plan Terms are incorporated into this Agreement by reference. In the event of a conflict between the terms of this Agreement and the Plan Terms, the Plan Terms shall control. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan. The more salient terms of the Award are summarized as follows:
1.    Grant Date:    07/31/14

2.    Number of Restricted Shares Subject to this Award:    4,582

3.    Restricted Period. Restricted Shares awarded hereunder shall with respect to 100% of the shares remain unvested and restricted for a period of three years commencing on the Grant Date specified in paragraph 1 above and ending on July 31, 2017 provided, however, that notwithstanding the foregoing, the "Restricted Period" (as defined below) shall earlier lapse and such Restricted Shares shall vest and become unrestricted upon your death or Permanent Disability. As used herein, the term "Restricted Period" means the first to occur of: (a) your death; (b) your Permanent Disability; or (c) the expiration of the aforementioned Restricted Period expiration dates. During the Restricted Period, the Restricted Shares awarded to you pursuant to this Agreement shall not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered except as provided in this Agreement or in the Plan Terms.

4.Termination. All Restricted Shares granted under this Agreement shall terminate upon the termination of your status as an Employee of the Company and its Affiliates at any time during the Restricted Period for any reason other than your death or Permanent Disability.

5.Rights as a Stockholder. Restricted Shares, when issued, will be represented by a stock certificate or certificates registered in your name. If requested by the Company, such certificate shall bear, in addition to any other legends the Company may require in its sole discretion, a legend in substantially the following form:

"The shares represented by this certificate are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in the Restricted Stock Award Agreement and as set forth in such agreement, certain terms of the LMI Aerospace, Inc. 2005 Long-Term incentive Plan. A copy of such Plan is on file in the office of LMI Aerospace, Inc."
You will deposit such certificates with the Company or its designee, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Shares that shall have been forfeited. The Restricted Shares shall constitute issued and outstanding shares of Common Stock for all corporate purposes other than the right to receive and retain dividends or other distributions in respect of such shares ("Retained Distributions"). You will have the right to vote such Restricted Shares and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such shares, with the exception that (i) you will not be entitled to delivery of the stock certificate or certificates representing such Restricted Shares until the Restricted Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled; (ii) the Company will retain custody of the stock certificate or certificates representing the Restricted Stock during the Restricted Period; (iii) the Company will retain custody of all distributions made or declared in respect of the Restricted Shares (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Shares until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, and such Retained Distributions shall not bear interest or be segregated in separate accounts); (iv) you may not sell, assign, transfer or otherwise dispose of, or mortgage, pledge, or otherwise encumber any Restricted Shares or any Retained Distributions during the Restricted Period; and (v) a breach of any restrictions, terms or conditions provided in this Agreement or the Plan Terms, or established by the Committee, with respect to any Restricted Shares or Retained Distributions will cause a forfeiture of such Restricted Shares and any Retained Distributions with respect thereto.

6.Termination of Restricted Period. Upon the termination of the Restricted Period (whether by the expiration or earlier termination thereof as provided in paragraph 3) with respect to your Restricted Shares and the satisfaction of any other applicable restrictions, terms and conditions, all Restricted Shares issued to you and any Retained Distributions with respect to such Restricted Shares shall become vested and no longer subject to forfeiture. The Company shall promptly thereafter issue and deliver to you new stock certificates or instruments representing the Restricted Shares and other distributions registered in your name or, if deceased or disabled, your legatee, personal representative or distribute, which do not contain the legend set forth in Section 5 hereof.

7.Beneficiary Designation. You may designate a beneficiary for each outstanding grant of Restricted Shares in the event of your death. If no beneficiary is designated or the beneficiary does not survive you, the award shall be made to your surviving spouse, or, if there is none, to your estate.

8.Section 83(b) Election. If you decide to file an election with the Internal Revenue Service to include the Fair Market Value of any of your Restricted Shares awarded hereunder in your gross income as of the date of this Award, you shall promptly furnish to the Company a copy of such election, together with the amount of any federal, state, local or other taxes required to be withheld, to enable the Company to claim an income tax deduction with respect to such election.

9.Taxes.

(a)Generally. You are ultimately liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company or any of its subsidiaries takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any of its subsidiaries makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Shares after the Restricted Shares has vested. The Company and its subsidiaries do not commit and are under no obligation to structure the Award to reduce or eliminate your tax liability.

(b)Payment of Withholding Taxes. Unless you have filed a Section 83(b) election, the vesting of Restricted Shares will trigger a taxable event. Prior to the occurrence of vesting, you must arrange for the satisfaction of the minimum amount of such tax, whether federal, state or local, including any social security tax obligation ("Tax Withholding Obligation") in a manner acceptable to the Company.

You may satisfy your Tax Withholding Obligation by:

(i)delivering of a certified check payable to the Company, c/o the Corporate Secretary, at the address specified in Section 12, or such other address as the Company may from time to time direct; or

(ii)electing in writing to have the Company retain that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld (rounded downward to the nearest whole) determined on the applicable Vest Date; or

(iii)    such other means as the Committee may permit;

provided, however, that if you do not elect the means by which you will satisfy your Tax Withholding Obligation within five business days following the date upon which the Restricted Shares vest, the Company may satisfy this obligation by any means reasonable, including automatic deduction from your check (s) for compensation.

10.No Registration. You represent and warrant that the Restricted Shares issued pursuant to this Agreement are being acquired for your own account for investment only and not with a view to, or for sale in connection with, any distribution of such Restricted Shares in violation of the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws or any rules or regulations promulgated thereunder (“Applicable Securities Laws”). You further acknowledge, represent and warrant that the Restricted Shares have not been registered under Applicable Securities Laws, and as a result, you will not be able to transfer or sell shares even after the restrictions lapse unless exemptions from registration under Applicable Securities Laws are available. Such exemptions from registration are limited and might be unavailable. You agree that any resale by you of Shares shall comply in all respects with the requirements of all Applicable Securities Laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules and regulations may be amended from time to time. The Company shall not be obligated to either issue Restricted Shares or permit the resale of any shares following vesting, if such issuance or resale would violate any such requirements. You acknowledge that the Company is under no obligation to register the Restricted Shares on your behalf or to assist you in complying with any exemption from registration under the Securities Act or state securities laws.

11.Limitation on Rights; No Right to Future Grants. By entering into this Agreement and accepting the Award, you acknowledge that: (a) the Plan Terms may be modified, suspended or terminated by the Board at any time as provided in the Plan Terms; (b) the grant of the Award is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (c) all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the number of shares of Common Stock subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Company; (d) the Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits or similar payments; (e) the future value of the common stock subject to the Award is unknown and cannot be predicted with certainty; and (f) neither this Agreement, the Award nor the issuance of the Restricted Shares confers upon you any right to any relationship with the Company or any subsidiary other than as expressly provided hereby or thereby.

12.Execution of Award Agreement. Please acknowledge your acceptance of the terms and conditions of the Award by signing the original of this Agreement and returning it to the Corporate Secretary of the Company at the principal corporate offices of the Company at 411 Fountain Lakes Blvd., St. Charles, Missouri 63301. If you do not sign and return this Agreement, the Company is not obligated to provide you any benefit hereunder and may refuse to issue Restricted Shares to you.

13.Governing Law. The validity, construction, and effect of this Agreement and regulations relating to this Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Missouri.

14.Rights and Remedies Cumulative. All rights and remedies of the Company and you enumerated in this Agreement shall be cumulative and, except as expressly provided otherwise in this Agreement, none shall exclude any other rights or remedies allowed by law or in equity, and each of said rights or remedies may be exercised and enforced concurrently.

15.Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction-or interpretation of this Agreement or any provision thereof.
16.Entire Agreement. This Agreement and the Plan Terms constitute the entire agreement between the Company and you in respect of the subject matter of this Agreement, and this Agreement supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter of this Agreement. No officer, employee or other servant or agent of the Company, and no servant or agent of you is authorized to make any representation, warranty or other promise not contained in this Agreement. No change, termination or attempted waiver of any of the provisions of this Agreement shall be binding upon any party hereto unless contained in a writing signed by the party to be charged.

17.Successors and Assigns. At the option of the Company, the rights of the Company under this Agreement may be transferable to any one or more persons or entities, and all covenants and agreements hereunder so transferred shall inure to the benefit of, and be enforceable by, such transferees.
Very truly yours,
LMI AEROSPACE, INC.
By: /s/ Clifford Stebe
Name: Clifford Stebe
Title:    Chief Financial Officer
Facsimile: 636-916-2151

ACCEPTANCE AND ACKNOWLEDGMENT
I, a resident of Connecticut, accept and agree to the terms of the Award described in this Agreement and in the Plan Terms, acknowledge receipt of a copy of this Agreement, the Plan and the applicable Plan Summary, and acknowledge that I have read them carefully and that I fully understand their contents.

Dated: August 6, 2014

/s/ Joseph DeMartino

Name: Joseph DeMartino
Address: 164 Ross Hill Road
City, State, Zip Code: Lisbon, CT 06351

Tax Payer ID XXX-XX-XXXX